Exhibit 99.1

Mitek Systems Comments on USAA Lawsuit

SAN DIEGO – April 3, 2012 – On March 29, 2012, United Services Automobile Association (USAA) filed a complaint against Mitek Systems (NASDAQ: MITK, www.miteksystems.com), a leading mobile imaging software solutions provider. USAA is seeking, among other things, a declaratory judgment that USAA does not infringe certain patents of Mitek relating to Mobile Deposit and that such patents are not enforceable against USAA. USAA is also seeking to prevent Mitek from using USAA’s proprietary information.

Mitek is currently a party to a software license agreement with USAA and today provided its comment regarding the complaint:

“It’s unfortunate when business negotiations break down; however, Mitek is the proven leader in mobile imaging software, as evidenced by the numerous U.S. patents we have been awarded,” stated James DeBello, president and CEO of Mitek Systems. “We believe these claims are without merit and we intend to vigorously defend our intellectual property rights, as necessary.”

About Mitek Systems

Headquartered in San Diego, Calif., Mitek Systems (NASDAQ: MITK) is a mobile imaging software solutions provider that allows users to remotely deposit checks, pay their bills, get insurance quotes, and transfer credit card balances by snapping a picture with their camera-equipped smartphones and tablets instead of using the device keyboard. Mitek’s technology increases convenience for the consumer by eliminating the need to go to the bank branch or automated teller machine, and dramatically reduces processing and customer acquisition costs while increasing customer retention. With a strong patent portfolio, Mitek is positioned as the leading innovator in mobile imaging software and currently provides its solutions to Fortune 500 financial services companies. For more information about Mitek Systems, please visit www.miteksystems.com.

Investor Relations Contact:

Julie Cunningham

858.309.1780

ir@miteksystems.com